Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

CELSION CORPORATION

Celsion Corporation (the “ Corporation ”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “ DGCL ”), does hereby certify that:

FIRST:  The name of the Corporation is Celsion Corporation.

SECOND:  The original Certificate of Incorporation of the Corporation (formerly known as Celsion (Delaware) Corporation) was filed with the Secretary of State of the State of Delaware on May 17, 2000, a Certificate of Ownership and Merger was thereafter filed with the Secretary of State of the State of Delaware on August 17, 2000, and Certificates of Amendment of Certificate of Incorporation were thereafter filed with the Secretary of State of the State of Delaware on June 5, 2001, November 8, 2002, May 25, 2004, February 27, 2006, July 1, 2009 and October 28, 2013, respectively (the “Certificate of Incorporation “).  Certificates of Designation were filed with the Secretary of State of the State of Delaware on August 17, 2000, May 29, 2002, August 20, 2002 and January 14, 2011, respectively, and a Certificate of Designation of Preferences, Rights and Limitations of Series A 0% Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on February 25, 2013.

THIRD:  The amendments to the Certificate of Incorporation below have been duly adopted by the board of directors of the Corporation and the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon at the 2016 annual meeting of stockholders of the Corporation held on June 15, 2016 pursuant to Sections 141 and 242 of the DGCL.

FOURTH:  The Certificate of Incorporation is hereby amended by deleting the text of the first and second paragraphs of Article Fourth thereof and substituting the following paragraph therefor.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 112,600,000 shares, consisting of (i) 112,500,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), and (ii) 100,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series."

IN WITNESS WHEREOF, Celsion Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its duly authorized officer on this 15th day of June, 2016.

By	/s/ Michael H. Tardugno
Name: Michael H. Tardugno Title: Chairman, President and Chief Executive Officer